Exhibit 10.30

LICENSE AND SERVICES AGREEMENT

This License and Services Agreement (the “Agreement”) is entered into as of November 12th, 2009 (the “Effective Date”) between Gigamon, a Delaware LLC with an office at 736 South Hillview Drive, Milpitas, CA 95035 (“Customer”), and Tall Maple Systems, Inc., with an office at 150 W Iowa Ave, Suite 104, Sunnyvale, CA 94086 (“Tall Maple”).

For mutual consideration, the receipt which is hereby acknowledged, the parties agree as follows:

1. Definitions.

1.1 “Customer Application” means the Customer owned or licensed application listed on Attachment 1, and any update or upgrade of such application.

1.2 “Combination Product” shall mean the Software and the Customer Application combined and/or integrated and any update or upgrade of such application.

1.3 “Contractor” means a third party hired by Customer to perform services on behalf of and for the benefit of Customer who gains access to Software and/or Source Materials.

1.4 “Documentation” means on-line help files, examples of specific implementations, functional specifications, and instructions regarding the use of the Source Materials which Tall Maple delivers to Customer.

1.5 “Software” shall mean the compiled executable object code version of the Source Materials, including any modifications, updates, and/or upgrades of the same. Notwithstanding any of the foregoing, the definition of Software shall specifically exclude any compiled executable object code version of the Third Party Open Source Software.

1.6 “Source Materials” shall mean the source code files delivered to Customer by Tall Maple pursuant to this Agreement, including but not limited to the source materials specifically identified in Attachment 1, and any modifications, Updates, and/or Upgrades of the same and any Documentation associated with the foregoing. Notwithstanding any of the foregoing, the Source Materials specifically excludes any Third Party Open Source Software.

1.7 “Standard Rates” means Tall Maple’s standard list price for the specific labor and/or materials which are in effect when the work in question is performed or materials are ordered.

1.8 “Support and Maintenance Services” means the support and maintenance services Tall Maple agrees to deliver to Customer as more specifically defined in Attachment 2.

1.9 “Third Party Open Source Software” shall mean any third party open source software/databases/files delivered by Tall Maple to Customer in connection with this Agreement.

1.10 “Update” means a version of the Source Materials delivered to Customer by Tall Maple containing error corrections or bug fixes. Updates are registered by means of a change of the number to the right of the decimal point, e.g. 3.0 >> 3.1.

1.11 “Upgrade” means a version of the Source Materials delivered to Customer by Tall Maple containing functional enhancements, modifications or extensions. Upgrades are registered by means of a change of the number to the left of the decimal point, e.g. 3.0 >> 4.0.

2. License; Restrictions.

2.1 Source Materials License. Subject to Customer’s compliance with the terms and conditions of this Agreement, Tall Maple grants to Customer a non-exclusive, non-transferable and non-sublicensable (except as expressly permitted herein) license to: (a) embed and/or combine the Source Materials into/with the source materials of the Customer Application; and (b) modify Source Materials solely for the purpose of embedding and/or combining the Source Materials into/with the source materials of the Customer Application; and (c) compile the embedded and/or combined Source Materials to create an executable version of the Combination Product.

2.2 Object Code License. Subject to Customer’s compliance with the terms and conditions of this Agreement, Tall Maple grants Customer a non-exclusive, non-transferable (except as expressly permitted herein) world-wide license to reproduce, market and distribute the Software (i.e. object code only) as incorporated into the Combination Product to distributors and end users of the Combination Product.

2.3 Use of Contractors. Customer may utilize the services of Contractors who may gain access to the Software and/or Source Materials in order to maintain, support, modify, access and/or operate on Customer’s behalf only, the Software and/or Source Materials, provided that as a condition of each Contractor’s access to the Software and/or Source Materials: (a) the Contractor shall execute an agreement with Customer containing restrictions which are no less restrictive than the restrictions set forth herein (including but not limited to the restrictions on use and non-disclosure); and (b) any use or access to the Software and/or Source Materials by Contractors is for the benefit of and on behalf of Customer.

2.4 Liability for Contractors. The parties agree that all restrictions and obligations of Customer shall be imputed to Contractors to the extent Contractors are provided access to Source Materials, Software, and/or Confidential Information of Tall Maple and any breach by the Contractor of any term of this Agreement shall be deemed a breach by Customer (as if Customer itself had breached) and Customer agrees that it is solely responsible for and vicariously liable for the Contractors and shall indemnify Tall Maple against any losses, costs, expenses, damages that Tall Maple may suffer as a cause of the Contractors actions or inactions which are inconsistent with the terms of this Agreement or otherwise in breach of Customers obligations and/or restrictions specified in this Agreement.

2.5 General Restrictions; Distribution Restrictions; Reservation of Rights. Customer represents, warrants, and agrees not to (and will not allow others to): (1) copy or modify, translate or otherwise create any derivative works of the Software and/or Source Materials, except as expressly permitted hereunder; (2) remove, alter, cover or obscure any proprietary notice that appears on the Software, Source Materials or on any copies thereof; (3) use Software and/or Source Materials, or allow the transfer, transmission, export, or re-export of Source Materials or portion thereof in violation of any export control laws or regulations administered by the U.S. Commerce Department, OFAC, or any other government agency; (4) except to Contractors as expressly permitted herein, distribute, permit access to, or sub-license the Software and/or Source Materials as a standalone product or in a manner that would permit any third party to access or use the Software and/or Source Materials except as incorporated into or combined with Customer Application; (5) provide, disclose, divulge or make available to any party any performance or other test results relating to the Software and/or Software Source Materials or call out the performance or test results of the Software and/or Software Source Materials unless such test/result describes performance of the Combination Product; and/or (6) except to Contractors as expressly permitted herein, provide, transmit, disclose, divulge, or make available to any third party the Source Materials. Except as to Contractors as expressly permitted herein, Customer may only distribute the object code (i.e. the Software) and only as combined with or integrated with the Customer Application. Customer will (and Customer will contractually require that its distributors) distribute the Combination Product pursuant to the terms of a valid written end-user license that is as protective as those used by Customer for other proprietary software and that, at a minimum provides that: (a) the Software incorporated in Combination Product is licensed and not sold and, (b) except to the extent expressly violative of applicable law, that reverse engineering (by disassembly, decompilation or otherwise) of the Software is prohibited; and (c) the Software is not warranted by Customer’s licensor (i.e. Tall Maple) and provided as is and that the licensor disclaims all warranties; and (d) Customer’s licensor shall not be liable to the end users or distributors for any direct, indirect or consequential damages of any kind. Tall Maple reserves all rights not expressly granted to Customer hereunder with respect to the Software, Source Materials and all associated intellectual property rights related thereto.

2.6 Specific Source Materials Restrictions. The Customer agrees and understands that the license granted herein with respect to the Source Materials is exclusively for Customer’s own internal use, at the location specified in Attachment 1 (“Designated Customer Site”) or such other location or locations as Tall Maple may approve in advance, in writing. Upon Tall Maple’s delivery of the Source Materials, Customer agrees to load the Source Materials onto a password protected and encrypted server which is physically secure (i.e. locked) and located at Designated Customer Site, which specific physical location shall be disclosed to Tall Maple and subject to Tall Maple’s reasonable approval. Throughout the term of this Agreement, except as permitted herein, Source Materials shall be maintained at such location. Customer agrees to restrict access to such server to authorized persons only. Customer agrees that it will not provide to, or make available or permit use of the Source Materials by any third party or by anyone other than Customer’s employees or Contractors who need to have access to the Source Materials in order for Customer to exercise rights expressly granted to it hereunder. Additionally, during the term of the Agreement, Customer shall limit the individuals and machines that access or maintain Source Materials, such that only those employees or Contractors with a need to have access to Source Materials and any and all machines that access Source Materials must be password protected, physically secured and encrypted (to the extent Source Materials are actually loaded onto such machine). Customer shall notify Tall Maple of any change in the secure location for the Tall Maple Source Materials. Except when moving the Tall Maple Source Materials to a new secure location at the Designated Customer Site as permitted herein, Customer shall not move the Tall Maple Source Materials for any purpose. Customer shall ensure that each individual employee and/or Contractor of Customer who receives access to the Source Materials is subject to an agreement with Customer containing provisions at least as restrictive as those contained herein. Customer shall designate an employee of Customer who is responsible of maintaining and limiting access and use of the Source Materials in accordance with this Section. Customer agrees to ensure that such employee is available and responsive to Tall Maple’s requests in connection with the Source Materials. Customer shall notify Tall Maple if it learns of any violation of this provision, so that the parties may develop a plan to avoid future violations and mitigate any potential problems or loses. Customer shall indemnify Tall Maple against any losses, costs or expenses sustained by Tall Maple as a cause of any employee and/or Contractors actions or inactions which are inconsistent with this section or otherwise in breach of Customers obligations and/or restrictions specified in this Agreement with respect to Source Materials.

3. Third Party Open Source Software. The parties understand that in connection with the delivery of the Source Materials (including Updates and Upgrades), Tall Maple will also deliver to Customer certain Third Party Open Source Software that Customer may use in connection with the

Combination Product. The parties understand and agree that Customer has no obligation to use the Third Party Open Source Software recommended by Tall Maple and is free instead to build its own workaround to replace such software. In connection with the delivery of any Third Party Open Source Software, Tall Maple agrees to do the following: (1) Tall Maple will provide Customer with a list of the Third Party Open Source Software delivered; and (2) Tall Maple will provide Customer a copy of the relevant third party license associated with such software (“Third Party License”); and (3) Tall Maple will comply with any relevant Third Party License provisions associated with any use or distribution of such software. Customer agrees that if Customer chooses to use such Third Party Open Source Software it will comply with the relevant Third Party License provisions associated with any use or distribution of such software.

4. Support and Maintenance Services. Subject to the payment of the yearly Support and Maintenance Fee specified in Attachment 2 and Customers compliance with the Support and Maintenance terms specified in Attachment 2, during the Support and Maintenance Period, Tall Maple agrees to use commercially reasonable efforts to provide Customer with the Support and Maintenance Services described in Attachment 2.

5. Professional Services. If during the term of this Agreement Customer requires any training, integration, development and/or other professional services from Tall Maple in connection with its use, support, and/or development of the Software, Source Materials and/or Combination Product as provided hereunder , the parties shall prepare and negotiate a “Statement of Work” (a form of which is attached hereto as Attachment 3), in order to define the scope of the services to be performed, any Customer obligations, the fees for the services and other specifics deemed relevant by the parties. The services Tall Maple agrees to provide in any mutually agreed upon and executed Statement of Work shall be deemed “Professional Services” and shall be performed subject to the terms of this Agreement and the executed Statement of Work.

6. Payments; Taxes.

6.1 License Fees. Customer shall pay to Tall Maple the License Fees specified in Attachment 1 at the time or times specified in Attachment 1.

6.2 Support and Maintenance Fees. Customer shall pay to Tall Maple the Support and Maintenance Fees specified in Attachment 2 at the time or times specified in Attachment 2.

6.3 Fees. Customer shall pay to Tall Maple the Professional Services Fees specified in any executed Statement of Work at the time or times specified in any executed Statement of Work.

6.4 Interest. All amounts due under this Agreement shall be payable in U.S. dollars, without offset or deduction. If Customer shall fail to pay when due any amount under this Agreement, the delinquent amount shall bear interest at one and one-half percent (1.5%) per month or, if less, the maximum rate of interest permitted under applicable laws, from the due date until paid in full.

6.5 Taxes. Customer shall pay to or reimburse Tall Maple for any and all federal, state, local or foreign sales, use, excise, property, value-added, excise, withholding or other taxes, fees, duties or assessments arising out of this Agreement or the transactions contemplated hereby (other than Tall Maple’s income taxes).

7. Delivery of Source Material; Limited Warranty.

7.1 Source Materials shall be delivered to Customer electronically via secure transmission within one (1) business day of the receipt of the fees due to Customer on the Effective Date.

7.2 For a period of [***] days after delivery by Tall Maple of the Source Materials to Customer (the “Warranty Period”), Tall Maple warrants to Customer that the Source Materials will perform substantially in accordance with the functional specifications for the Source Materials described in the Documentation (the “Specifications”). In the event of a material failure of the Source Material to perform substantially in accordance with the Specifications during the Warranty Period (a “Defect”), provided that Customer has given Tall Maple a written notice that describes the failure in detail (including a test case or procedure which recreates the failure and by full documentation-of the failure), Tall Maple shall use reasonable efforts to correct the Defect or provide a suitable work around as soon as reasonably practical after receipt of Customer’s written notice as specified above. A Defect shall not include any defect or failure attributable to improper installation, operation, misuse or abuse of the Source Material or any modification thereof by any person other than Tall Maple. If Tall Maple has not remedied the Defect within thirty (30) days of its receipt of Customer’s written notice, Customer may give Tall Maple written notice of termination of this Agreement, which termination will be effective thirty (30) days after Tall Maple’s receipt of the notice, unless Tall Maple is able to remedy the Defect prior to the effective date of Termination. In the event of the termination of this Agreement pursuant to Customer’s exercise of its right under this Section, Customer shall be entitled to receive from Tall Maple, as its sole and exclusive remedy, a refund of all amounts paid to Tall Maple hereunder.

7.3 THE LIMITED WARRANTY SET FORTH ABOVE AND THE REMEDY DESCRIBED ABOVE ARE THE SOLE AND EXCLUSIVE WARRANTY MADE BY TALL MAPLE AND REMEDY FOR SUCH WARRANTY WITH RESPECT TO THE SOFTWARE, SOURCE MATERIAL, DELIVERABLES AND/OR SERVICES PROVIDED BY TALL MAPLE IN CONNECTION WITH THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TALL MAPLE EXPRESSLY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. TALL MAPLE DOES NOT WARRANT THAT THE SOFTWARE, SOURCE MATERIALS, DELIVERABLES, AND/OR SERVICES WILL MEET CUSTOMER REQUIREMENTS OR THAT OPERATION OF THE SOFTWARE, SOURCE MATERIALS AND/OR DELIVERABLES WILL BE UNINTERRUPTED OR ERROR FREE.

8. Indemnification.

8.1 Tall Maple agrees to indemnify and defend Customer against all damages, liabilities, claims, costs and expenses, arising from any third party claim or action brought against Customer claiming that the Software and/or Source Materials infringes any copyright or violates any trade secret rights of any third party (“Indemnity Claim(s)”), provided that Customer promptly notifies Tall Maple in writing of such Indemnity Claim, gives Tall Maple full control over the defense and settlement of the Indemnity Claim, and fully cooperates with Tall Maple, at Tall Maple’s expense, regarding such Indemnity Claim. If any such Indemnity Claim is brought or if it appears that it will likely to be brought, Tall Maple, at its option, may replace or modify the Software and/or the Source Materials to make it non-infringing. If Tall Maple determines that it is not commercially practicable to so replace or modify the Software and/or Source Materials, Tall Maple may terminate this Agreement and refund to Customer an amount equal to the License Fees paid hereunder reduced by twenty five percent for each complete year

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from the Effective Date to the date of such termination. Tall Maple shall have no liability for any Indemnity Claim under this Section if the Indemnity Claim is based on any of the following: (a) use of a superseded or altered version of the Software and/or Source Materials if such liability would have been avoided by use of the latest unaltered version of the Software and/or Source Materials made available to Customer; (b) use of Software and/or Source Materials which has been modified by Customer or by Tall Maple according to specifications provided by Customer and such Indemnity Claim relates to such modification; or (c) combination of the Software and/or Source Materials with any products not supplied by Tall Maple if, but for such combination, no infringement would have occurred. Except to the extent covered by Tall Maples indemnification obligation above, Customer will indemnify and defend Tall Maple against all claims against Tall Maple arising from or relating to: (i) the use, modification, combination, copying and/or distribution of the Software and/or Source Materials, (ii) the Customer Application or the Combination Product, and/or (iii) the promotion and marketing of the Customer Application and/or the Combination Product, and/or the marketing material or trademarks used in association with the Customer Application and/or the Combination Product, provided that Tall Maple promptly notifies Customer in writing of such claim, gives Customer full control over the defense and settlement of the claim, and fully cooperates with Customer regarding such claim.

9. Limitations of Liability.

9.1 EXCEPT FOR VIOLATIONS OF SECTIONS 2 OR 10 OR ANY LIABILITY ARISING UNDER THE INDEMNIFICATION OBLIGATIONS SPECIFIED HEREIN, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OR ALTERATION OF DATA, COVER, COST OF REPLACEMENT, DELAYS, LOST PROFITS, OR SAVINGS ARISING OUT OF PERFORMANCE OR BREACH OF THIS AGREEMENT OR THE USE OR INABILITY TO USE THE SOFTWARE AND/OR SOURCE MATERIALS AND/OR DELIVERABLES, EVEN IF SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

9.2 EXCEPT FOR VIOLATIONS OF SECTIONS 2 OR 10 OR ANY LIABILITY ARISING UNDER THE INDEMNIFICATION OBLIGATIONS SPECIFIED HEREIN, EACH PARTY AGREES THAT: (A)THE LIABILITY OF TALL MAPLE ON ANY CLAIM OF ANY KIND, WHETHER BASED ON CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO, STRICT LIABILITY, PRODUCT LIABILITY OR NEGLIGENCE) OR RESULTING FROM THIS AGREEMENT OR ANY PRODUCTS OR SERVICES FURNISHED HEREUNDER SHALL NOT EXCEED THE SUMS PAID TO TALL MAPLE BY CUSTOMER HEREUNDER, AND (B) THE LIABILITY OF CUSTOMER ON ANY CLAIM OF ANY KIND, WHETHER BASED ON CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO, STRICT LIABILITY, PRODUCT LIABILITY OR NEGLIGENCE) OR RESULTING FROM THIS AGREEMENT OR ANY PRODUCTS OR SERVICES FURNISHED HEREUNDER SHALL NOT EXCEED THE SUMS PAID AND DUE TO TALL MAPLE HEREUNDER.

10. Confidential Information. Each party shall treat as confidential all Confidential Information (as defined below) of the other party, and shall not use such Confidential Information except to exercise its rights and perform its obligations herein, and shall not disclose such Confidential Information to any third party other than disclosure on a need to know basis to Contractors and/or any advisors, attorneys, and/or bankers with a need to know, whom are each subject to obligations of confidentiality at least as restrictive as those stated herein. Without limiting the foregoing, each party shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information. “Confidential Information” shall mean (a) Source Materials and (b) any other business, technical or engineering information provided by one party (or its agents or contractors) to the other, including third party information, disclosed by one party, or such party’s contractor or agent to the other party, which is in tangible form and marked or otherwise designated as “Confidential” or “Proprietary” or is in any form and is by its nature confidential and proprietary. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (1) is or becomes part of the public domain through no act or omission of the receiving party and through no breach of this Agreement, (2) is known to the receiving party at the time of disclosure without an obligation to keep it confidential, or (3) becomes rightfully known to the receiving party from another source without restriction on disclosure or use, or (4) the receiving party can document by written evidence that such information is independently developed by the receiving party without the use of or any reference or access to Confidential Information, by persons who did not have access to the relevant Confidential Information.

11. Intellectual Property. As between Customer and Tall Maple, Customer agrees that Tall Maple shall own all right, title and interest in and to the Software and Source Materials (including but not limited to any and all modifications of the Software and/or Source Materials and any updates or upgrades of the same, and specifically excluding Customer Application). More specifically, for the avoidance of any doubt, notwithstanding anything else, if Customer provides Tall Maple with any code for inclusion into the Source Materials and Tall Maple includes such code in the Source Materials, such code shall become a part of Source Materials owned and supported by Tall Maple, and shall be licensed to Customer in accordance with the terms described herein. As between Customer and Tall Maple, Customer shall own all right title and interest in and to the Customer Application. Customer agrees to and hereby make all necessary assignments, and agrees to execute any and all instruments necessary to accomplish the ownership described herein. For clarity, nothing herein is intended to mean that Tall Maple has any ownership rights to the combination of the Software with the Customer Application.

12. Customers of Customer. All licenses and arrangements between Customer and any of its customers shall be between Customer and such customer. Customer shall be responsible to handle all training, installation, warranty, maintenance and support inquiries and services of and to its customers under licenses of the Combination Product.

13. Term and Termination.

13.1 Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect in perpetuity unless otherwise terminated as provided herein (the “Term”).

13.2 Termination for Cause. A party may terminate this Agreement if any of the following events occur:

(a) The other party is in material breach of any term, condition or provision of this Agreement, which breach is not cured within thirty (30) days (10 days in the event of a failure to pay) after the non-breaching party gives the breaching party written notice of such breach; or,

(b) The other Party (i) terminates or suspends substantially all of its business activities, without a successor (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (iii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes which are not rescinded within sixty (60) days.

13.3 Effect of Termination. Upon termination of this Agreement for any reason, Customer shall immediately discontinue use of the Software, Source Materials (including the Documentation), and Tall Maple Confidential Information and within ten (10) days certify in writing to Tall Maple that all copies, extracts or derivatives of the Software, Source Materials (including the Documentation) and Tall Maple Confidential Information, in whole or in part, in any form, have either been returned to Tall Maple or destroyed in accordance with Tall Maple’s reasonable instructions.

13.4 Survival. Notwithstanding any termination of this Agreement, the indemnity obligations stated herein and Sections 1, 2.4, 2.5, and 6 through 24 shall, survive any termination of this Agreement. All other rights and licenses granted hereunder will cease upon termination.

14. Records. Customer shall maintain complete and accurate records regarding its use of the Software, Source Materials and regarding the Combination Product. During the term of this Agreement and for two years thereafter, upon five (5) business days prior written notice to Customer, Tall Maple shall have the right, during Customer’s normal business hours, to review and audit the records and systems of Customer to determine Customer’s compliance with this Agreement. A determination that Customer has used the Software and/or Source Materials in a manner not expressly authorized by this Agreement shall be deemed a material breach of this Agreement.

15. Independent Contractors. The relationship between the parties will be that of independent contractors. Neither party shall represent itself as the agent or legal representative of the other party or commit or bind the other to any order or arrangement for any purpose whatsoever, and neither party shall have any right to create or assume any obligation of any kind, express or implied, for or on behalf of the other. This Agreement will not create or be deemed to create any agency, partnership or joint venture between the parties.

16. Waiver; Amendment. A waiver of any breach shall be effective only if made in writing by the waiving party, and no waiver of any breach shall be deemed a waiver of any subsequent breach or a modification of this Agreement. Any and all modifications of this Agreement must be made by mutual agreement of the parties and must be in writing, signed by each party.

17. Assignment. Except as expressly authorized elsewhere herein, this Agreement shall not be assigned, transferred or subcontracted in whole or in part by either party without the prior written consent of the other; provided, however either party may assign this Agreement in the event of a merger or a change of control event to a buyer of all or substantially all of such party’s assets, provided that such buyer agrees in writing, for the express benefit of the other, to be bound by all the obligations of the assigning party stated in this Agreement. Subject to the foregoing restrictions, this Agreement will bind and benefit the parties and their successors and assigns.

18. Attorneys’ Fees. In the event of any dispute arising under or relating to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs of suit.

19. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to its conflict of law rules. The parties agree that the exclusive jurisdiction and venue of any lawsuit between them shall be the state or federal courts sitting in Santa Clara County, California. The parties also agree that the United Nations Convention on Contracts for the International Sale of Goods and UCITA are specifically excluded from application to this Agreement, as are any laws of any other jurisdiction. Customer waives rights to bring actions in any other jurisdiction and waive rights to enforcement of any laws of any other jurisdiction.

20. Notices. All notices shall be in writing and will be deemed given when delivered either in person, by nationally recognized overnight courier, by certified or registered mail, postage prepaid, return receipt requested, or by facsimile upon receipt of written confirmation of such facsimile. Notices shall be addressed to each party at its address stated in the first paragraph of this Agreement or to such other address as the party may subsequently specify.

21. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall be modified to the minimum extent necessary to make it valid and be enforced to the fullest extent allowed by law and the validity and enforceability of the remainder of this Agreement shall not in any way be impaired.

22. Compliance with Law. Customer shall comply with all governmental laws, regulations and other requirements relating to the sale and distribution of the Software as incorporated into the Combination Product, including but not limited to those regarding export and import control. Customer shall provide to Tall Maple at its request such certifications and other assurances as may from time to time are appropriate under such governmental requirements.

23. Force Majeure. A party will not be in breach of its obligations under this Agreement, excluding any payment obligations, if the performance of such obligations is prevented, delayed or made impractical by any cause beyond their reasonable control, including without limitation, acts or omissions of the other party or its customers, acts of God or government, natural disasters or storms, fire, political strife, labor disputes, failure or delay of transportation or default by suppliers.

24. Entire Agreement. This Agreement, including all Attachments hereto and any executed Statements of Work, sets forth the entire agreement between the parties with respect to the subject matter hereof, and replaces and supersedes in their entirety all prior or contemporaneous discussions or agreements, written or oral. In the event of a conflict between this Agreement and any Attachments or Statements of Work, the terms and conditions specified above shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized representatives as of the date written above. This Agreement may be executed in counterparts.

Tall Maple Systems, Inc.		Gigamon LLC

By:	/s/ Greg Snyder	By:	/s/ Patrick Leong
Name:	Greg Snyder	Name:	Patrick Leong
Title:	CEO	Title:	CTO

ATTACHMENT 1

Source Materials: The Source Materials shall include the current version of Samara, which provides systems management capabilities for a single network appliance and includes the following general capabilities:

•	Command Line Interface

•	Web User Interface

•	SNMP

•	Management system

•	Statistics and trending system

•	Base operating system

•	System imaging, installation, upgrade, and manufacturing

•	System initialization

•	Build system

Designated Customer Site:

Gigamon Headquarter: 736 South Hillview Drive, Milpitas, CA 95035

Software Engineering Department

License Fees:

Samara [***], [***] payable on the Effective Date, [***] due on the Effective Date + 6 months

High Availability (HA) Option — option to purchase (HA) License for [***] for [***] from Effective Date.

Central Management Console (CMC) Option — option to purchase CMC License for [***] for [***] from Effective Date.

Customer Application: The Customer Application shall mean:

(a)

[***]

(b) and marketed under the following name:

[***]

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ATTACHMENT 2

SUPPORT AND MAINTENANCE SERVICES

The terms contained in this Attachment 2, together with the terms contained in the Agreement, shall govern the provision of Support and Maintenances Services to Customer. In the event of a conflict between this Attachment 2 and the Agreement, the terms in the Agreement shall take precedence. All terms not defined below shall have the meaning prescribed in the Agreement.

1. Support and Maintenance Fees: Customer agrees to pay Tall Maple [***] for the first year of Support and Maintenance Services, which shall be due on the Effective Date. Support and Maintenance Fees for any subsequent years shall be due on the anniversary of the Effective Date of the Agreement and shall be based on Tall Maple’s then-current Standard Rates. If Customer allows Support and Maintenance Services to lapse, and does not renew for a period of time, Customer may renew subject to payment of then current Support and Maintenance Fee plus an amount equal to the Support and Maintenance Fees that would have been payable during the period of lapse on a pro-rated basis.

2. Support and Maintenance Period: The Support and Maintenance Period shall mean the period beginning upon the Effective Date and ending on the day prior to the anniversary of the Effective Date, subject to extension as provided herein. Support and Maintenance Services may be extended for additional one year periods, beginning upon the day immediately following the end of the then current Support and Maintenance Period, upon receipt from Customer of a purchase order and payment of the then-current Support and Maintenance Fees.

3. Support and Maintenance Services: During the Support and Maintenance Period, subject to the terms specified herein, Tall Maple shall use reasonable commercial efforts to provide or cause to be provided to Customer the following Support and Maintenance Services: (i) the provision of Updates and Upgrades to the Customer, to the extent made generally available to other Tall Maple customers without payment of an additional fee, and (ii) Level 2 Support during Standard Business Hours and (iii) the provision, when and if available, of assistance with the use of the Source Materials by telephone or Internet or email during Standard Business Hours, including: (a) clarification regarding functions and features of the Source Materials; (b) clarification regarding information available in the Documentation; and (c) guidance in the operation of the Source Materials; (d) reported error or defect verification and analysis; and (f) error correction efforts for Confirmed Defects (as described in section 6 below) (collectively “Support and Maintenance Services”). Level 1 support (i.e. the support of the end users of the Combination Product) is the responsibility of Customer. Upon receipt of a support call or request for error verification and correction, Tall Maple agrees to respond as follows:

Error level	Priority 1 Error	Priority 2 Error	Priority 3 Error	Priority 4 Error
Response Times	2 hours	4 hours	8 hours	5 business days

All response times specified above are during Standard Business Hours only. If Customer is not available, Tall Maple will not be liable for adhering to the above Response Times. At no time does Tall Maple guarantee a “fix” during the response times specified above.

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. Limitation and Exclusions: Tall Maple will use commercially reasonable efforts commensurate with the then applicable industry standards to provide Support in a professional and workmanlike manner, but Tall Maple does not guarantee that every question or problem raised by Customer will be resolved. Support and Maintenance Services will only be provided for the most current version of the Source Materials and the version of the Source Materials released immediately prior to such current version. Support and Maintenance Services for the Source Materials prior to the current version will be for a period up to one (1) year from the release date of the current version. Notwithstanding anything else herein, Support and Maintenance Services do not include services requested in connection with any Exclusions (defined below) or otherwise as a result of causes or errors that are not attributable to Tall Maple or cannot be reproduced by Tall Maple on unmodified Source Materials. In the event that Customer requests Tall Maple to provide, and Tall Maple does provide, any on-site services or any services in connection with Exclusions or any causes or errors which are not attributable to Tall Maple, Customer shall pay Tall Maple for such services on a time and materials basis at Tall Maples Standard Rates and reimburse Tall Maple for any travel and lodging expenses incurred in connection with such on-site services. Notwithstanding the foregoing, during any Support and Maintenance Period as an added benefit to Customer, Tall Maple agrees to provide the first 50 hours of support relating to any Exclusion(s) at no charge to Customer; thereafter, any such support/services shall be provided at Tall Maple’s Standard Rates.

5. Customer Responsibilities:

(a) Reporting. Customer shall document and promptly report all errors or malfunctions of the Source Materials to Tall Maple. Customer agrees to submit the suspected defect to Tall Maple via email or Tall Maple’s bug tracking system, and cooperate with Tall Maple in its bug investigation by phone, email, and through Tall Maple’s bug tracking system. Tall Maple will provide Customer with a trouble ticket number that Customer will use to track the status of each issue. Customer shall take all steps necessary to carry out any procedures Tall Maple may give for the rectification of errors or malfunctions within a reasonable time after such procedures have been provided. Tall Maple reserves the right to close the trouble ticket without further responsibility or liability if Customer does not provide appropriate feedback to Tall Maple within thirty (30) days of receiving new Source Materials, a workaround for a problem, or if Customer fails to respond to a request for additional information.

(b) Access. To the extent reasonably necessary, Customer shall provide Tall Maple with access to Customer’s personnel and equipment during Standard Business Hours to facilitate support requests. Customer acknowledges that dial-in and/or remote access will speed up resolution of support issues.

(c) Customer Contacts. Customer shall appoint up to two (2) individuals who are knowledgeable in the operation of the Source Materials to serve as primary Customer contacts with Tall Maple for support calls. All support calls shall be initiated through these contacts. Customer may change its primary or alternate contacts at any time upon written notification to Tall Maple. Customer may appoint additional primary contacts upon Tall Maple’s receipt of the Standard Rate for additional support contacts.

6. Defect v.s. Feature Enhancement or Modification Request: Tall Maple will determine whether the suspected error or defect reported by Customer is a) Confirmed Defect; or b) an Exclusion; or c) a feature request or enhancement to the existing Source Materials. In response to a Confirmed Defect, Tall Maple shall use commercially reasonable efforts to create a correction in the form of a workaround, support release, update disk or electronic transfer equivalent, patch, major upgrade, minor release or other suitable form of fix or workaround. If the suspected defect is determined by Tall Maple not to be a Confirmed Defect in the Source Materials, Customer can, at its option, request that Tall Maple spend time to further investigate the unconfirmed defect, and Tall Maple may do so at its then-current professional services Standard Rates. If the suspected defect is determined by Tall Maple to be a feature request or enhancement to the existing Source Materials, Customer may, at its option, request that Tall Maple develop such a fix or enhancement pursuant to a Statement of Work.

7. Definitions:

“Confirmed Defect” shall mean an error or defect in the Source Materials which makes the Source Materials not perform in accordance with the Specifications which has been confirmed by Tall Maple, including a Priority 1 Errors, Priority 2 Errors, and/or a Priority 3 Error, provided such defect or error is not relating to the Exclusions.

“Exclusions” shall mean errors or defects in the Software and/or Source Materials which are not attributable to Tall Maple and/or failures or abuses or negligent or unauthorized uses of Software and/or Source Materials which cause malfunction, or services for which Tall Maple is not responsible for performing in connection with this Agreement, for example:

(a)	Errors or defects that are not attributable to Tall Maple or cannot be reproduced by Tall Maple on unmodified Software and/or Source Materials;

(b)	Negligent use of the Software and/or Source Materials;

(c)	Error or defects caused by Hardware malfunction;

(d)	Errors or defects caused by force majeure, or causes other than through ordinary use of the Software and/or Source Materials as permitted by Tall Maple herein;

(e)	Use of the Software arid/or Source Materials on or with hardware, software or other equipment that deviates from Tall Maple’s recommendations made in the Documentation;

(f)	Modifications or additions, or attempted modifications or additions to the Software and/or Source Materials not performed by or provided by Tall Maple;

(g)	Errors or defects relating to Customer software or other third party software not provided by Tall Maple;

(h)	Maintenance or repair resulting from catastrophe, accident, neglect, misuse, fault or negligence of Customer or causes external to the Software and/or Source Materials;

(i)	Repair of software other than the Software and/or Source Materials;

(j)	Failures, errors or defects associated with Customer’s failure to implement the then-current version of the Software and/or Source Materials; and

(k)	Failure by Customer to respond to any required action plans provided by Tall Maple pursuant to a Customer support call or otherwise.

“Level 1 Support” means general phone support for end users of the Combination Product provided by Customer to its customers.

“Level 2 Support” means support of Customer as specified herein.

“Priority 1 Error” means an error in the Source Materials that causes Source Materials to be unable to process data or a catastrophic or major application failure in the Source Materials.

“Priority 2 Error” means a problem in the Source Materials which causes serious disruption of a major business function of the Source Materials that cannot be solved temporarily by a workaround.

“Priority 3 Error” means: i) a non-critical problem in the Source Materials where Customer is able to either continue to run its production system and/or application or a workaround is available; or ii) a reported problem in the Source Materials that does not qualify as Support Call Priority 1 or Support Call Priority 2.

“Priority 4 Error” means a request for an enhancement or change in functionality to the Source Materials which is not due to a Confirmed Defect in the Source Materials.

“Standard Business Hours” means Tall Maple’s standard hours of Support which are currently 9:00 AM to 6:00 PM Pacific Standard Time, Monday through Friday, excluding holidays. Standard Business Hours may be changed upon reasonable notice to Customer.

ATTACHMENT 3

Statement of Work #

Professional Services

Gigamon, with an office at 736 South Hillview Drive, Milpitas, CA 95035 (“Customer”), and Tall Maple Systems, Inc., with an office at 150 W Iowa Ave, Suite 104, Sunnyvale, CA 94086 (“Tall Maple”) have entered into a License and Services Agreement on November 12th, 2009 (the “Agreement”). The terms contained in this executed Statement of Work, together with the terms contained in the Agreement shall govern the provision of Professional Services by Tall Maple to Customer. In the event of a conflict between this executed Statement of Work and the Agreement, unless such term is expressly waived in this Statement of Work, the terms of the Agreement shall take precedence.

Professional Services to be performed by Tall Maple:

Customer Obligations:

Services; Deliverables; Specification. Subject to the terms and conditions described herein and the payment of the Professional Services Fees described herein, Tall Maple agrees to use reasonable commercial efforts to perform the services set forth in this Statement of Work (the “Professional Services”) [and to deliver the deliverables set forth below (“Deliverables”)][ in accordance with the specifications stated below (“Specifications”)] on the schedule specified below. Customer understands that Tall Maple’s performance is dependent in part on the Customer’s actions. Accordingly, the Customer will timely provide Tall Maple with the items, information and assistance specified herein and any dates or time periods relevant to performance by Customer hereunder shall be appropriately and equitably extended to account for any delays resulting due to Customer.

DELIVERABLE	SPECIFICATION FOR DELIVERABLE (if applicable)	CUSTOMER/TALL MAPLE OBLIGATION	DELIVERY DATE

Delivery/Acceptance. When Tall Maple believes it has completed a Deliverable, Tall Maple will deliver it to the Customer. Customer may only reject a Deliverable if it fails to meet the relevant Specification described above (“Proper Rejection”). If the Customer Properly Rejects the Deliverable for failure to meet the relevant Specifications described for the Deliverable, Tall Maple will promptly correct the failures specified in the rejection notice within a commercially reasonable time. When it believes that it has made the necessary corrections, Tall Maple will again deliver the Deliverable to the Customer and the acceptance/rejection/correction provisions above shall be reapplied until the Deliverable is accepted. Tall Maple will not be responsible for any delays or failures caused by Customer in connection with a Deliverable or Professional Services to be performed.

Deliverables. Unless otherwise specified herein, Deliverables (if any) will be owned by Tall Maple and shall be deemed a modification, update, and/or upgrade of the Software and/or Source Materials and shall be subject to the terms stated in the Agreement.

Professional Services Fees: Professional Services Fees shall be based on Time and Materials. Tall Maple current charge is [***] per hour. Tall Maple will provide Customer with an estimate of the total Professional

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Services Fees that will be due for the Professional Services contemplated hereunder. The estimate of the total professional Services Fees that will be due hereunder is                  Customer will pay [***] of the estimated Consulting Fees upfront prior to the commencement of the Professional Services (“Upfront Fee”). The Upfront Fee due in connection with the Professional Services contemplated under this Statement of Work is $                . Such fee shall be due and payable on                 . The Upfront Fee paid to Tall Maple shall be credited to Customers Account. On a month to month basis, Tall Maple will provide Customer with a invoice indicating the total hours spent and Upfront Fee credit used for the month until the credit amount left on Customer account is zero (0). Thereafter, Customer will pay the Professional Services Fees due to Tall Maple on a month to month basis upon receipt of the invoice for the same. Such monthly payment will be due no later than [***] days after the invoice date.

Expenses: As necessary, upon submission of a report detailing Tall Maple’s actual out-of-pocket expenses incurred in connection with the Professional Services, Customer shall reimburse Tall Maple for such expenses within [***] days of receipt of such report. All expenses over [***] shall be pre-approved by Customer.

This Statement of Work shall be governed by the terms of the Agreement and shall be incorporated by reference into the Agreement. By signing below, the parties agree to be bound by the terms and conditions of this Statement of Work and agree to incorporate such terms by reference into the Agreement.

Tall Maple Systems, Inc. (“Tall Maple”)		Customer Name:

By:		By:
	Signature		Signature

Name:		Name:
	Print or Type		Print or Type

Title:		Title:

Address:		Address:

Date:		Date:

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT TO

LICENSE AND SERVICES AGREEMENT

BETWEEN

GIGAMON LLC

AND

TALL MAPLE SYSTEMS, INC.

This Amendment to the License and Services Agreement (the “Amendment”) is made and entered into on March 1, 2013, (the “Amendment Effective Date”) between TALL MAPLE SYSTEMS, INC. (“Tall Maple”) and GIGAMON LLC (“Customer”).

WHEREAS, Tall Maple and Customer entered into the License and Services Agreement dated November 12, 2009 (the “Agreement”);

WHEREAS, Tall Maple has entered into that certain Asset Purchase Agreement dated December 14, 2012 (“APA”) under which Tall Maple has the right to grant new non-exclusive licenses to its existing customers (including Customer); and

WHEREAS, Customer desires to purchase, and Tall Maple desires to grant to Customer, a new non-exclusive license to the Samara Product Suite as set forth below; and

WHEREAS, Tall Maple and Customer desire to amend the Agreement pursuant to terms of this Amendment, in accordance with the terms and conditions of the Agreement, and pursuant to which in all other respects the terms of the Agreement shall be and remain the same, as amended to date by this Amendment.

NOW THEREFORE, Tall Maple and Customer agree that the Agreement shall be amended as follows:

Except as otherwise set forth in this Amendment, capitalized terms defined in the Agreement will have the meanings set forth in the Agreement.

Customer has hereby purchased a new unlimited Samara Product Suite license (“Additional License”) for a cost of [***], payable upon execution and delivery of this Amendment. Samara Product Suite shall include Samara™, High Availability Option (HA) and Central Management Console (CMC) Option. Attachment 1 (Supplement) attached to this Amendment is hereby added to the Agreement for the Additional License. The Additional License is in addition to all existing licenses under the Agreement, which shall remain in full force and effect

Tall Maple hereby grants to Customer a new non-exclusive license to the Source Materials and Software for the Additional License on the terms and conditions set forth in the Agreement. Customer is entitled to use the Source Materials and Software (including any and all modifications, Updates and Upgrades) in an unlimited number of products and applications, regardless of the name of the product or application, without paying any additional license fees or any other amounts. The Customer Applications and Combination Products with which any Source Materials and Software (and any modifications, Updates and/or Upgrades thereto) may be embedded, combined, modified, compiled, reproduced, marketed and distributed are not limited.

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Additional License is hereby granted under all applicable Assigned Intellectual Property (as defined in the APA). The Additional License shall be deemed to include all rights to the maximum extent that Tall Maple has the right to grant them pursuant to the APA. The Additional License is granted and fully effective as of the Amendment Effective Date and shall remain in effect for the full Term of the Agreement.

1.	Customer understands and agrees that Tall Maple will no longer provide support and maintenance to Customer, and that any and all support and maintenance obligations of Tall Maple will end, at the end of the current support term, on March 31, 2013. Customer further agrees that it will not seek to renew any support and maintenance obligations of Tall Maple.

2.	Tall Maple represents and warrants to Customer that (i) it has the full right, power and authority to enter into and perform its obligations under this Amendment and to grant the rights and licenses granted herein; (ii) entering into this Amendment and performing the obligations set forth in this Agreement does not violate, conflict with or result in any breach of any obligation or commitment made by Customer, including any obligation or commitment under the APA; and (iii) it has obtained all necessary approvals, if any, for entering into this Amendment.

3.	Other than as specified above, all other terms of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties here to have executed this Amendment to be effective on the Amendment Effective Date.

TALL MAPLE SYSTEMS, INC.		GIGAMON LLC

By:	/s/ Greg Snyder	By:	/s/ Paul Shinn
Name:	Greg Snyder	Name:	Paul B. Shinn
Title	CEO	Title:	General Counsel

ATTACHMENT 1 (SUPPLEMENT)

ADDITIONAL UNLIMITED LICENSE FOR SAMARA PRODUCT FAMILY

Source Materials:

All source code materials (including all prior versions) provided by Tall Maple under this Agreement and all modifications, Updates and Upgrades thereto. Tall Maple will make an additional delivery of all source code materials for the most recent version of the complete Samara Product Family on March 29, 2013 including Samara™, High Availability Option (HA) and Central Management Console (CMC) Option. The Source Materials include any and all portions and versions of the foregoing and any and all modifications thereto.

License Fee:

[***], due on the Amendment Effective Date. Upon payment of the license fee, the Additional License is fully paid-up and royalty-free.

Designated Customer Sites: As designated by Gigamon, subject to the provisions set forth in Section 2.6 of the Agreement.

Customer Applications: Unlimited. The Customer Applications may be any software. The number of Customer Applications and names under which the Company Applications may be marketed are not limited.

[***] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.